Exhibit 5.1

McCann FitzGerald
Riverside One
Sir John Rogerson's Quay
Dublin 2
Do2 X576

Tel: +353-1-829 0000
Fax: +353-1-829 0010
Email: inquiries@mccannfitzgerald.com
Dx 31 Dublin
www.mccannfitzgerald.com

OUR REF	YOUR REF	DATE

NHB\30750615.2	16 November 2018
Presbia plc Riverside One Sir John Rogerson’s Quay Dublin 2 Ireland

Presbia plc (the “Company”)

Dear Sirs

1.	Basis of Opinion
1.1

We are acting as Irish counsel to the Company in connection with the proposed registration by the Company, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the United States Security and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, of 300,000 Ordinary Shares, par value $0.001 each (the “Ordinary Shares”), for issuance under the Presbia Incentive Plan, as amended (the “Plan”).

1.2

This Opinion is confined to and given in all respects on the basis of the laws of Ireland in force as at the date hereof as currently applied by the courts of Ireland.  It is also given on the basis that it is governed by and is to be construed in accordance with the laws of Ireland. We have made no investigations of and express no opinion as to the laws of any other jurisdiction or the effect thereof.  This Opinion speaks only as of its date and we assume no obligation to update this Opinion at any time in the future or to advise you of any change in law, change in interpretation of law which may occur after the date of this Opinion.

1.3	This Opinion is strictly confined to the matters stated herein and is not to be read as extending by implication or otherwise to any other matter.

Barry Devereux, John Cronin, Catherine Deane, Paul Heffernan, Terence McCrann, Roderick Bourke, Niall Powderly, Kevin Kelly, Hilary Marren, Eamonn O'Hanrahan , Roy Parker, Patricia Lawless, Helen Kilroy, Judith Lawless, James  Murphy ,  David  Lydon,  David  Byers,  Sean  Barton, Colm Fanning, Paul Lavery, Alan Fuller, Claire Lenny, Michelle Doyle, Hugh Beattie, Fergus Gillen, Valerie Lawlor, Mark White, Eamon de Valera, Joe Fay, Ben Gaffikin, Donal O Raghallaigh, Karyn Harty, Philip Andrews, Barrett  Chapman,  Mary  Brassil,  Audrey  Byrne,  Shane  Fahy, Georgina O'Riordan, Adrian Farrell, Michael Murphy, Aidan Lawlor, Darragh Murphy, Brian Quigley, Conor O'Dwyer, Stephen FitzSimons, David Hurley, Philip Murphy , Fiona O'Beirne, Garreth O'Brien, Gary McSharry, Alan Heuston,Josh Hogan, Richard Leonard, Jenny Mellerick, Rory O'Malley, Lisa Smyth, Brendan Slattery, Tom Dane, Catherine Derrig, Megan Hooper, Shane Sweeney, Adam Finlay, Iain Ferguson, Jennifer Halpin, Stuart McCarron, Stephen Proctor, Michael Coonan, Stephen Holst, Emily Mac Nicholas, Brendan Murphy, Shane O'Brien, Eamon ό Cuiv, Eleanor Cunningham, Gill Lohan, Ciara Ryan.

Consultants: Rosaleen Byrne,  David  Clarke,  Annette  Hogan,  Ambrose  Loughlin,  Eleanor  MacDonagh  (FCA),  Lonan  McDowell,  Anna  Moran, Peter Osborne, Michael Ryan (FCA), Tony Spratt (ACA).

1.4

In giving this Opinion, we have relied upon the corporate certificate (as described in the Schedule) (the “Corporate Certificate”) and the searches (as described in the Schedule) (the “Searches”) and we give this Opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Corporate Certificate or the Searches is required of us.

1.5	For the purpose of giving this Opinion, we have examined copies sent to us by email in pdf or other electronic format of the documents listed in the Schedule (the “Plan Documents”).
1.6

We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Plan or the Ordinary Shares other than the Plan Documents.

2.	Assumptions
2.1

For the purpose of giving this Opinion, we have assumed the following (without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption):

The Registration Statement and the Plan

(a)	when filed with the SEC, the Registration Statement and the Plan will not differ in any material respect from the drafts that we have examined;
(b)

that the Ordinary Shares issued pursuant to any awards under the Plan will be paid up in consideration of the receipt by the Company prior to, or simultaneously with, the issue of such shares of cash at least equal to the nominal value of such Ordinary Shares and any premium required to be paid up on the Ordinary Shares pursuant to their terms of issue and that where Ordinary Shares are issued under the Plan without the requirement for the payment of cash consideration by or on behalf of the relevant beneficiary, then such shares shall either be fully paid up by the Company or one of its subsidiaries within the time permitted by Section 1027 of the Companies Act 2014 (the “Act”) (and, in the case of the Company or a subsidiary incorporated in Ireland, in a manner permitted by sections 82(6) and 1043(1) of the Act or issued for consideration as set out in Section 1028(2) of the Act;

(c)	that the filing of the Registration Statement with the SEC has been authorised by all necessary actions under applicable laws other than the laws of Ireland;
(d)

that the exercise of any option and rights granted under the Plan and the issue of Ordinary Shares upon exercise of such options and rights (and the issue of the Shares in connection with any other awards granted under the Plan) will be conducted in accordance with the terms and procedures described in the Plan and the applicable award agreement or enrolment form;

(e)	that the Company will comply with the reservation of Ordinary Shares set forth in the Plan and adopted by the Board;
(f)

that as at the time of the issuance of the Ordinary Shares, such issuance shall not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject;

Authenticity and Bona Fides

(a)

the completeness and authenticity of all documents submitted to us as originals or copies of originals and (in the case of copies) conformity to the originals of copy documents and genuineness of all signatories, stamps and seals thereon;

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(b)

where incomplete Plan Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, that the originals of such Plan Documents correspond in all respects with the last draft of the complete Plan Documents submitted to us;

(c)

that the Plan Documents will be executed in a form and content having no material difference to the drafts provided to us, will be delivered by the parties thereto, and that the terms thereof will be observed and performed by the parties thereto;

(d)

that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout, that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect;

(e)

the Memorandum and Articles of Association of the Company are up to date and have not been amended or superseded and that there are no other terms governing the Shares other than those set out in the Memorandum and Articles of Association of the Company;

Accuracy of Searches and Warranties

(a)

the accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search been altered. It should be noted that (a) the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for, (b) the position reflected by the Searches may not be fully up-to-date and (c) searches at the Irish Companies Registration Office do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company or its assets and, accordingly, it is assumed that the Searches correctly reflect that (i) no receiver, liquidator or examiner or other similar officer has been appointed in relation to the Company or any of its assets or undertakings; (ii) no petition for the making or a winding-up order or the appointment of an examiner or any similar officer has been presented in relation to the Company; (iii) no insolvency proceedings have been opened or been requested to be opened in relation to the Company; and (iv) the Company is as at the date of this Opinion able to pay its debts as they fall due within the meaning of section 570 of the Act and section 509 of the Act;

(b)	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Plan Documents; and

Commercial Benefit

(a)

that the Plan Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit.

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3.	Opinion

Subject to the foregoing we are of the opinion that:

(a)	the Company is a public company limited by shares, duly incorporated and validly existing under the laws of Ireland; and
(b)

the Company has sufficient authorised but unissued Ordinary Shares free from statutory pre-emption rights of shareholders under Irish law to satisfy full exercise of outstanding awards granted under the Plan were such exercise to occur today and, upon issuance in accordance with the Plan and the Registration Statement, the Ordinary Shares will be validly issued, fully paid and not subject to calls for any additional payments (“non-assessable”).

This Opinion is addressed to you in connection with the registration of the Ordinary Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC and any amendments thereto. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act

Yours faithfully

/s/ McCann FitzGerald

McCann FitzGerald

NHB\30750615.2	Page 4/5

Schedule

Plan Documents

1.	a copy of the Plan (as amended);
2.	a corporate certificate executed by a director or the company secretary of the Company which:
(a)	annexes: (i) the certificate of incorporation of the Company and (ii) the memorandum and articles of association of the Company in force as at the date of certification;
(b)	annexes an extract of the resolutions approved by: (i) the board of directors on July 18, 2018, and (ii) the shareholders on August 30, 2018; and
(c)

confirms that the number of authorised but unissued ordinary shares in the capital of the Company exceeds the aggregate of (i) the number of ordinary shares that would be issued on exercise of outstanding awards granted under the Plan were such exercise to occur today and (ii) the maximum number of ordinary shares that are capable of being issued on conversion of all convertible securities, exercise of any warrants, exercise of any options or rights to be allotted shares or exercise or discharge of any analogous securities or rights; and

3.

the results of searches made by independent law searchers on our behalf against the Company on 16 November 2018 in the Irish Companies Registration Office and in the Petitions Section and Judgments Office of the Central Office of the Irish High Court in Dublin.

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